                                                 ------------------------------
                                                       OMB APPROVAL
                                                 ------------------------------
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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO. 3)*


                               Monaco Coach Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     60886R 10 3
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                  November 25, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)
      X   Rule 13d-1(c)
     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                                  Page 1 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Liberty Partners Holdings 2, L.L.C.
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of     5.   Sole Voting Power   1,217,281* . . . . . . . . . . . . . .
 Shares Bene-  -----------------------------------------------------------------
 ficially      6.   Shared Voting Power  N/A . . . . . . . . . . . . . . . . .
 Owned by      -----------------------------------------------------------------
 Each          7.   Sole Dispositive Power  1,217,281* . . . . . . . . . . . .
 Reporting     -----------------------------------------------------------------
 Person With:  8.   Shared Dispositive Power  N/A  . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,217,281*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.7%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 Limited Liability Company . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 2 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Liberty Investments 5, Inc.
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power   0 . . . . . . . . . . . . . . . . . .
 Shares Bene-   ----------------------------------------------------------------
 ficially       6.   Shared Voting Power  0  . . . . . . . . . . . . . . . . .
 Owned by Each  ----------------------------------------------------------------
 Reporting      7.   Sole Dispositive Power  0 . . . . . . . . . . . . . . . .
 Person With:   ----------------------------------------------------------------
                8.   Shared Dispositive Power  0 . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,217,281*  . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.7%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 CO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 3 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Liberty Investment Partners II
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power   0 . . . . . . . . . . . . . . . . . .
 Shares Bene-   ----------------------------------------------------------------
 ficially       6.   Shared Voting Power  0  . . . . . . . . . . . . . . . . .
 Owned by Each  ----------------------------------------------------------------
 Reporting      7.   Sole Dispositive Power  0 . . . . . . . . . . . . . . . .
 Person With:   ----------------------------------------------------------------
                8.   Shared Dispositive Power  0 . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,217,281*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.7%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 PN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 4 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Peter E. Bennett
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power    0  . . . . . . . . . . . . . . . . .
 Shares Bene-   ----------------------------------------------------------------
 ficially       6.   Shared Voting Power   0 . . . . . . . . . . . . . . . . .
 Owned by Each  ----------------------------------------------------------------
 Reporting      7.   Sole Dispositive Power   0  . . . . . . . . . . . . . . .
 Person With:   ----------------------------------------------------------------
                8.   Shared Dispositive Power   0  . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,217,281*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.7%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 IN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 5 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Michael J. Kluger
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power  2,250* . . . . . . . . . . . . . . . .
 Shares Bene-   ----------------------------------------------------------------
 ficially       6.   Shared Voting Power   0 . . . . . . . . . . . . . . . . .
 Owned by Each  ----------------------------------------------------------------
 Reporting      7.   Sole Dispositive Power   2,250* . . . . . . . . . . . . .
 Person With:   ----------------------------------------------------------------
                8.   Shared Dispositive Power  0 . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,219,531*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.8%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 IN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 6 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Carl E. Ring, Jr.
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of      5.   Sole Voting Power  0  . . . . . . . . . . . . . . . . . .
 Shares Bene-   ----------------------------------------------------------------
 ficially       6.   Shared Voting Power   0 . . . . . . . . . . . . . . . . .
 Owned by Each  ----------------------------------------------------------------
 Reporting      7.   Sole Dispositive Power   0  . . . . . . . . . . . . . . .
 Person With:   ----------------------------------------------------------------
                8.   Shared Dispositive Power  0 . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,217,281*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.7%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 IN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 7 of 12 pages

CUSIP No. 60886R 10 3
--------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
 Paul J. Huston
--------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

           (b)  X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      3.   SEC Use Only  . . . . . . . . . . . . . . . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization  United States-DE  . . . . . .
--------------------------------------------------------------------------------
 Number of        5.   Sole Voting Power    2,250* . . . . . . . . . . . . . .
 Shares Bene-     --------------------------------------------------------------
 ficially         6.   Shared Voting Power   0 . . . . . . . . . . . . . . . .
 Owned by Each    --------------------------------------------------------------
 Reporting        7.   Sole Dispositive Power   2,250* . . . . . . . . . . . .
 Person With:     --------------------------------------------------------------
                  8.   Shared Dispositive Power   0  . . . . . . . . . . . . .
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,219,531*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) . . . . . . . . . . . . . . . . . . . . . . . . .

      11.  Percent of Class Represented by Amount in Row (11)  9.8%  . . . . .
--------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

 IN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
* As adjusted to reflect (i) a 3-for-2 split of the Company's Common Stock effected on April 1998 and (ii) a 3-for-2 split of the Company's Common Stock effected on November 1998.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


                                  Page 8 of 12 pages

ITEM 1.

     (a)  Name of Issuer

            Monaco Coach Corporation

     (b)  Address of Issuer's Principal Executive Offices

            91320 Industrial Way

            Coburg, OR 97408

ITEM 2.

     (a)  Name of Person Filing

            Liberty Partners Holdings 2, L.L.C.

     (b)  Address of Principal Business Office or, if none, Residence

            1177 Avenue of the Americas

            New York, NY 10036

     (c)  Citizenship

            United States

     (d)  Title of Class of Securities

            Common Stock

     (e)  CUSIP Number

            60886R 10 3


ITEM 3.

     N/A

ITEM 4.   OWNERSHIP


     (a)  Amount of beneficially owned:   1,217,281  .
                                        ------------

     (b)  Percent of class:     9.7%  .
                              --------

     (c)  Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote   1,217,281  .
                                                           -----------

            (ii)    Shared power to vote or to direct the vote     N/A  .
                                                                 -------

            (iii)   Sole power to dispose or to direct the disposition of
                    1,217,281   .
                    ------------

            (iv)    Shared power to dispose or to direct the disposition of
                    N/A     .
                    --------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Of the shares that are subject matter of this filing one million two hundred seventeen thousand two hundred eighty-one (1,217,281) shares of Common Stock are held of record by the Liberty Partners Holdings 2, L.L.C. Liberty Capital Partners, Inc. is the general partner of Liberty Partners, L.P., who has sole voting and investment power over these shares as the manager of Liberty Partners Holdings 2, L.L.C.


                                  Page 9 of 12 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

This Statement is filed by:

Liberty Partners Holdings 2, L.L.C. ("LLC");
Liberty Partners, L.P. ("LP"), Manager of LLC;
Liberty Investment Partners II ("LIP"), non-voting member of LLC;
Liberty Investments 5, Inc. ("LP5"), non-voting member of LLC;
Liberty Capital Partners, Inc. ("LCP"), LP's general partner;
and Carl E. Ring ("Ring"), Peter E. Bennett ("Bennett"), Paul J. Huston ("Huston") and Michael J. Kluger ("Kluger"), who are directors and stockholders of LCP and beneficial owners of LIP (collectively, the "Stockholders").

     The business address of LCC, LP, LCP, LIP and the Stockholders is 1177 Avenue of the Americas, New York, NY 10036. LP and LIP are Delaware limited partnership; LCP and LC5 are Delaware corporations; LLC is a Delaware limited liability company; and Ring, Bennett, Huston and Kluger are U.S. citizens.

     LLC, LP, LP5, LIP and the Managers are individually referred to herein as "Reporting person" and collectively as the "Reporting Persons".

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10.  CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 Page 10 of 12 pages

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 16, 1999
        -----------------


                              /s/  Peter E. Bennett
                              --------------------------------------------------
                              Peter E. Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                              /s/  Paul J. Huston
                              --------------------------------------------------
                              Paul J. Huston, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                              /s/  Michael J. Kluger
                              --------------------------------------------------
                              Michael J. Kluger, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                              LIP in his capacity as a general partner thereof.


                              /s/  Carl E. Ring, Jr.
                              --------------------------------------------------
                              Carl E. Ring, Jr., individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                              LIP in his capacity as a general partner thereof.


                                 Page 11 of 12 pages

                                                                       EXHIBIT A

                  AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Monaco Coach Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

     This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated:  February 16, 1999
        -----------------


                              /s/  Peter E. Bennett
                              --------------------------------------------------
                              Peter E. Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                              LIP in his capacity as a general partner thereof.


                              /s/  Paul J. Huston
                              --------------------------------------------------
                              Paul J. Huston, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                              /s/  Michael J. Kluger
                              --------------------------------------------------
                              Michael J. Kluger, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                              LIP in his capacity as a general partner thereof.


                              /s/  Carl E. Ring, Jr.
                              --------------------------------------------------
                              Carl E. Ring, Jr., individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                              LIP in his capacity as a general partner thereof.


                                 Page 12 of 12 pages